Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE: July 26, 2023

HELMERICH & PAYNE, INC. ANNOUNCES FISCAL THIRD QUARTER RESULTS

•The Company reported fiscal third quarter net income of $95 million, or $0.93 per diluted share; including select items(1) of $(0.16) per diluted share

•Quarterly North America Solutions ("NAS") operating income decreased $13 million sequentially, while direct margins(2) decreased $19 million to approximately $277 million, as revenues decreased by $34 million to $642 million and expenses decreased by $15 million to $365 million

•The North America Solutions segment exited the third quarter of fiscal year 2023 with 153 active rigs reflecting an increase in revenue per day of approximately $790/day to $37,100/day on a sequential basis, while direct margins(2) per day increased by approximately $410/day to $18,400/day

•H&P's North America Solutions segment anticipates exiting the fourth quarter of fiscal year 2023 between 141-147 active rigs

•The natural gas driven decline in rig activity during the third quarter of fiscal year 2023 was mainly concentrated in higher direct margin(2) spot rigs relative to lower direct margin(2) rigs under term contracts, consequently, the Company expects its North America Solutions direct margins(2) per day in the fourth fiscal quarter to decline slightly

•Fiscal year to date, including share repurchases and dividends paid and declared, the Company has returned approximately $451 million of capital to shareholders as follows: $104 million in base dividends, $98 million in supplemental dividends and $249 million in share repurchases(3)

•On June 7, 2023, the Board of Directors of the Company declared a quarterly base cash dividend of $0.25 per share and a supplemental cash dividend of $0.235 per share; both dividends are payable on August 31, 2023 to stockholders of record at the close of business on August 17, 2023

Helmerich & Payne, Inc. (NYSE: HP) reported net income of $95 million, or $0.93 per diluted share, from operating revenues of $724 million for the quarter ended June 30, 2023, compared to net income of $164 million, or $1.55 per diluted share, from operating revenues of $769 million for the quarter ended March 31, 2023. The net income per diluted share for the third and second quarters of fiscal 2023 include $(0.16) and $0.29 of after-tax losses and gains, respectively, comprised of select items(1). For the third quarter of fiscal year 2023, select items were comprised of:

•$0.05 of non-cash after-tax gains related to the change in estimates of certain liabilities
•$(0.21) of after-tax losses related to the non-cash change in the fair value of certain contingent liabilities, the sales of rigs and related equipment that were held for sale and the scrapping of excess equipment, and non-cash fair market adjustments to our equity investments

Helmerich & Payne | 1437 South Boulder Ave. | Suite 1400
Tulsa, OK 74119 | 918.588.5190 | helmerichpayne.com

News Release
July 26, 2023

Net cash provided by operating activities was $293 million for the third quarter of fiscal year 2023, which included $37 million in tax payments, compared to net cash provided by operating activities of $141 million for the second quarter of fiscal year 2023, which included $114 million in tax payments.

President and CEO John Lindsay commented, "H&P's financial results for the third fiscal quarter were significant for a few reasons. First, they demonstrate that we are achieving economic returns in the low-to-mid teens which are just above of our cost of capital. Second, these financial results were achieved during a period when rig activity was declining primarily due to weak natural gas prices, so our emphasis on contract economics rather than market share drove the Company's financial performance this quarter. Finally, the results reflect a behavioral change that has transpired broadly within the energy industry, and is guided by fiscal prudence and capital allocation.
"Uncertainty around the macro-outlook for crude oil and natural gas prices maintained an underlying sense of apprehension in the U.S. drilling market during the quarter. Recently however, some of this uncertainty has receded, and we are starting to see signs of optimism on the horizon. In the near term, we believe that U.S. rig activity declines will likely continue into the September ended quarter, albeit at a more modest pace than experienced thus far this calendar year. These declines appear to be more of a function of customer budget and production discipline rather than a reaction to short-term commodity price movements. For the quarter ending in December, we expect to see an increase in contracting activity as our customers refresh their capital budgets for 2024, and we have already received indications they may increase activity. Looking forward into the medium to longer term, we believe there will be an increase in the demand for rigs relative to current levels due to fundamental supply and demand dynamics inherent in the industry.
"In the face of recent rig count declines, we have been able to remain firm on our contractual economics by working with customers on alternative contracting models, such as performance contracts. Having the operational confidence in our ability to consistently execute enables H&P to enter into alternative contractual arrangements, which can result in win-win economics for both the customer and H&P. Even with these ongoing efforts, we are anticipating our NAS margins in the fourth fiscal quarter to regress slightly as the rigs idled during the second half of our fiscal year have been mainly in the spot market and had contractual margins above the overall average. The absence of those rigs and their associated margins will contribute to, what we believe will be, a nominal decline for NAS margins in the upcoming quarter. We anticipate this decline will be transitory based on expectations for rig additions and some term contract rollovers benefiting margins in the December ended quarter.
"Expanding our international footprint remains a core strategy for the Company, although one that is unfolding at a slower pace which is typical in international markets compared to the U.S. Our rig in Australia is scheduled to commence drilling soon, and we look forward to demonstrating our expertise in drilling efficiencies and providing value-added drilling solutions to our customer. Additionally, we are sending a second rig to the Middle East in anticipation of hearing results regarding our participation in a recent tender. Activities in our other international markets look to remain relatively steady for the foreseeable future."
Senior Vice President and CFO Mark Smith also commented, "Macro-economic issues experienced earlier this calendar year lingered during our third fiscal quarter and were reflected at the company level by a declining rig count. Notwithstanding, the Company kept the focus on generating economic returns despite this market backdrop and executing our capital allocation strategy, including the 2023 Supplemental Shareholder Return Plan. In addition to the planned base and supplemental dividends during the third fiscal quarter, we continued to opportunistically repurchase shares. Specifically, the Company repurchased approximately 3.2 million shares for roughly $103 million in the fiscal quarter, bringing the total fiscal 2023 year-to-date share repurchases to approximately 6.5 million shares for roughly $249 million, representing approximately 6% of the shares outstanding.
"Looking ahead, we are still very early in the process of establishing our fiscal 2024 capital budget, but preliminary estimates suggest our fiscal 2024 budget will be at least at this year's level considering fiscal 2023 capex deferrals, projected maintenance capex and walking rig conversions. When completed, the budget will serve as a basis for determining and refreshing our shareholder return plans for fiscal 2024. Flexibility, not only with capital allocation within a fiscal year, but from one year to the next, were important components of the inaugural design of the Company's supplemental shareholder return plan. As such, we expect the plan for fiscal 2024 will be developed taking into consideration various factors, some of which may be the same or different from those used to establish the plan for fiscal 2023."

News Release
July 26, 2023

John Lindsay concluded, “We remain optimistic that the political and economic uncertainty over the past several quarters impacting the global crude oil and natural gas markets is indeed abating. During the third fiscal quarter, we once again achieved returns in excess of our cost of capital and moving forward, our focus will remain on maintaining these levels of returns by delivering better well economic outcomes for our customers. This level of performance is possible because of the service attitude of our people and their ability to deliver value through drilling efficiencies and technology in collaboration with our customers."

Operating Segment Results for the Third Quarter of Fiscal Year 2023

North America Solutions:
This segment had operating income of $169.5 million compared to operating income of $182.1 million during the previous quarter. The decrease in operating income was primarily attributable to a decline in activity levels during the quarter, which also caused direct margin(2) to decrease by $19.2 million to $276.9 million sequentially. Despite the absolute decreases in operating income and direct margin(2), revenue per day and direct margin(2) per day showed sequential increases quarter over quarter.

International Solutions:
This segment had an operating loss of $1.4 million compared to operating income of $4.0 million during the previous quarter. The decline in operating income was mainly due a lower active rig count and the associated direct margins(2). Direct margin(2) during the third fiscal quarter was $3.3 million compared to $8.6 million during the previous quarter.

Offshore Gulf of Mexico:
This segment had operating income of $4.7 million compared to operating income of $6.7 million during the previous quarter. Direct margin(2) for the quarter was $7.3 million compared to $9.3 million in the prior quarter as a rig demobilized as expected.

Operational Outlook for the Fourth Quarter of Fiscal Year 2023

North America Solutions:
•We expect North America Solutions direct margins(2) to be between $230-$250 million
•We expect to exit the quarter between approximately 141-147 contracted rigs

International Solutions:
•We expect International Solutions direct margins(2) to be between $8.0-$11.0 million, exclusive of any foreign exchange gains or losses

Offshore Gulf of Mexico:
•We expect Offshore Gulf of Mexico direct margins(2) to be between $6.0-$8.0 million

Other Estimates for Fiscal Year 2023
•Gross capital expenditures are now expected to be approximately $400 million, exclusive of ongoing asset sales that include reimbursements for lost and damaged tubulars and sales of other used drilling equipment that offset a portion of the gross capital expenditures and are now expected to total approximately $70 million in fiscal year 2023
•Depreciation for fiscal year 2023 is now expected to be approximately $385 million
•Research and development expenses for fiscal year 2023 are still expected to be roughly $30 million
•General and administrative expenses for fiscal year 2023 are still expected to be approximately $205 million
•Cash taxes for fiscal year 2023 are now expected to be approximately $180-$205 million, of which $156 million has been paid through June 30, 2023

News Release
July 26, 2023

Select Items(1) Included in Net Income per Diluted Share

Third quarter of fiscal year 2023 net income of $0.93 per diluted share included $(0.16) in after-tax losses comprised of the following:

•$0.05 of non-cash after-tax gains related to the change in estimates of certain liabilities
•$(0.03) of non-cash after-tax losses related to the change in the fair value of certain contingent liabilities
•$(0.04) of after-tax losses related to the sales of rigs and related equipment that were held for sale and the scrapping of excess equipment
•$(0.14) of non-cash after-tax losses related to fair market value adjustments to equity investments

Second quarter of fiscal year 2023 net income of $1.55 per diluted share included $0.29 in after-tax gains comprised of the following:

•$0.29 of non-cash after-tax gains related to fair market value adjustments to equity investments

Conference Call

A conference call will be held on Thursday, July 27, 2023 at 11:00 a.m. (ET) with John Lindsay, President and CEO, Mark Smith, Senior Vice President and CFO, and Dave Wilson, Vice President of Investor Relations, to discuss the Company’s third quarter fiscal year 2023 results. Dial-in information for the conference call is (800) 895-3361 for domestic callers or (785) 424-1062 for international callers. The call access code is ‘Helmerich’. You may also listen to the conference call that will be broadcast live over the Internet by logging on to the Company’s website at http://www.helmerichpayne.com and accessing the corresponding link through the investor relations section by clicking on “Investors” and then clicking on “News and Events - Events & Presentations” to find the event and the link to the webcast.

About Helmerich & Payne, Inc.

Founded in 1920, Helmerich & Payne, Inc. (H&P) (NYSE: HP) is committed to delivering industry leading levels of drilling productivity and reliability. H&P operates with the highest level of integrity, safety and innovation to deliver superior results for its customers and returns for shareholders. Through its subsidiaries, the Company designs, fabricates and operates high-performance drilling rigs in conventional and unconventional plays around the world.  H&P also develops and implements advanced automation, directional drilling and survey management technologies. At June 30, 2023, H&P's fleet included 233 land rigs in the United States, 22 international land rigs and seven offshore platform rigs. For more information, see H&P online at www.helmerichpayne.com.

News Release
July 26, 2023

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, and such statements are based on current expectations and assumptions that are subject to risks and uncertainties. All statements other than statements of historical facts included in this release, including, without limitation, statements regarding the registrant’s business strategy, future financial position, operations outlook, future cash flow, future use of generated cash flow, dividend amounts and timing, supplemental shareholder return plans and amounts of any future dividends, future share repurchases, investments, active rig count projections, budgets, projected costs and plans, objectives of management for future operations, contract terms, financing and funding, capex spending, outlook for domestic and international markets, and actions by customers are forward-looking statements. For information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and other disclosure in the Company’s SEC filings, including but not limited to its annual report on Form 10‑K and quarterly reports on Form 10‑Q. As a result of these factors, Helmerich & Payne, Inc.’s actual results may differ materially from those indicated or implied by such forward-looking statements. Investors are cautioned not to put undue reliance on such statements. We undertake no duty to publicly update or revise any forward-looking statements, whether as a result of new information changes in internal estimates, expectations or otherwise, except as required under applicable securities laws.

Helmerich & Payne uses its Investor Relations website as a channel of distribution for material company information. Such information is routinely posted and accessible on its Investor Relations website at www.helmerichpayne.com. Information on our website is not part of this release.

Note Regarding Trademarks. Helmerich & Payne, Inc. owns or has rights to the use of trademarks, service marks and trade names that it uses in conjunction with the operation of its business. Some of the trademarks that appear in this release or otherwise used by H&P include FlexRig, which may be registered or trademarked in the United States and other jurisdictions.

(1) Select items are considered non-GAAP metrics and are included as a supplemental disclosure as the Company believes identifying and excluding select items is useful in assessing and understanding current operational performance, especially in making comparisons over time involving previous and subsequent periods and/or forecasting future periods results. Select items are excluded as they are deemed to be outside the Company's core business operations. See Non-GAAP Measurements.
(2) Direct margin, which is considered a non-GAAP metric, is defined as operating revenues (less reimbursements) less direct operating expenses (less reimbursements) and is included as a supplemental disclosure. We believe it is useful in assessing and understanding our current operational performance, especially in making comparisons over time. See Non-GAAP Measurements for a reconciliation of segment operating income(loss) to direct margin. Expected direct margin for the fourth quarter of fiscal 2023 is provided on a non-GAAP basis only because certain information necessary to calculate the most comparable GAAP measure is unavailable due to the uncertainty and inherent difficulty of predicting the occurrence and the future financial statement impact of certain items. Therefore, as a result of the uncertainty and variability of the nature and amount of future items and adjustments, which could be significant, we are unable to provide a reconciliation of expected direct margin to the most comparable GAAP measure without unreasonable effort.
(3) During the third fiscal quarter of fiscal 2023, H&P repurchased approximately 3.2 million shares for roughly $103 million; fiscal year to date the Company has repurchased approximately 6.5 million shares for approximately $249 million

Contact: Dave Wilson, Vice President of Investor Relations
investor.relations@hpinc.com
(918) 588‑5190

News Release
July 26, 2023

HELMERICH & PAYNE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
	Three Months Ended			Nine Months Ended
(in thousands, except per share amounts)	June 30,	March 31,	June 30,	June 30,	June 30,
	2023	2023	2022	2023	2022
OPERATING REVENUES
Drilling services	$721,567	$766,682	$547,906	$2,205,419	$1,420,810
Other	2,389	2,540	2,327	7,396	6,802
	723,956	769,222	550,233	2,212,815	1,427,612
OPERATING COSTS AND EXPENSES
Drilling services operating expenses, excluding depreciation and amortization	429,182	449,110	376,210	1,306,543	1,015,621
Other operating expenses	1,003	1,188	1,053	3,317	3,416
Depreciation and amortization	94,811	96,255	100,741	287,721	304,115
Research and development	7,085	8,702	6,511	22,720	19,425
Selling, general and administrative	49,271	52,855	44,933	150,581	135,699
Asset impairment charges	—	—	—	12,097	4,363
Restructuring charges	—	—	33	—	838
Gain on reimbursement of drilling equipment	(10,642)	(11,574)	(9,895)	(37,940)	(21,597)
Other (gain) loss on sale of assets	4,504	(2,519)	(3,075)	(394)	(2,762)
	575,214	594,017	516,511	1,744,645	1,459,118
OPERATING INCOME (LOSS) FROM CONTINUING OPERATIONS	148,742	175,205	33,722	468,170	(31,506)
Other income (expense)
Interest and dividend income	10,748	5,055	5,313	20,508	11,301
Interest expense	(4,324)	(4,239)	(4,372)	(12,918)	(14,876)
Gain (loss) on investment securities	(18,538)	39,752	(14,310)	6,123	55,684
Loss on extinguishment of debt	—	—	—	—	(60,083)
Other	(685)	(743)	(1,148)	(2,088)	(2,166)
	(12,799)	39,825	(14,517)	11,625	(10,140)
Income (loss) from continuing operations before income taxes	135,943	215,030	19,205	479,795	(41,646)
Income tax expense (benefit)	40,663	51,129	1,730	124,187	(3,166)
Income (loss) from continuing operations	95,280	163,901	17,475	355,608	(38,480)
Income (loss) from discontinued operations before income taxes	13	139	277	870	(106)
Income tax expense	—	—	—	—	—
Income (loss) from discontinued operations	13	139	277	870	(106)
NET INCOME (LOSS)	$95,293	$164,040	$17,752	$356,478	$(38,586)

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$0.93	$1.55	$0.16	$3.39	$(0.37)
Income from discontinued operations	—	—	—	0.01	—
Net income (loss)	$0.93	$1.55	$0.16	$3.40	$(0.37)

Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$0.93	$1.55	$0.16	$3.38	$(0.37)
Income from discontinued operations	—	—	—	0.01	—
Net income (loss)	$0.93	$1.55	$0.16	$3.39	$(0.37)

Weighted average shares outstanding:
Basic	101,163	103,968	105,289	103,464	106,092
Diluted	101,550	104,363	106,021	103,852	106,092

News Release
July 26, 2023

HELMERICH & PAYNE, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
	June 30,	September 30,
(in thousands except share data and share amounts)	2023	2022
ASSETS
Current Assets:
Cash and cash equivalents	$220,609	$232,131
Restricted cash	61,364	36,246
Short-term investments	72,609	117,101
Accounts receivable, net of allowance of $4,983 and $2,975, respectively	449,588	458,713
Inventories of materials and supplies, net	101,299	87,957
Prepaid expenses and other, net	86,371	66,463
Assets held-for-sale	988	4,333
Total current assets	992,828	1,002,944

Investments	246,059	218,981
Property, plant and equipment, net	2,932,593	2,960,809
Other Noncurrent Assets:
Goodwill	45,653	45,653
Intangible assets, net	62,183	67,154
Operating lease right-of-use asset	36,972	39,064
Other assets, net	24,528	20,926
Total other noncurrent assets	169,336	172,797

Total assets	$4,340,816	$4,355,531

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$151,671	$126,966
Dividends payable	48,878	26,693
Accrued liabilities	232,947	241,151
Total current liabilities	433,496	394,810

Noncurrent Liabilities:
Long-term debt, net	544,996	542,610
Deferred income taxes	541,424	537,712
Other	112,819	114,927
Total noncurrent liabilities	1,199,239	1,195,249

Shareholders' Equity:
Common stock, $0.10 par value, 160,000,000 shares authorized, 112,222,865 shares issued as of June 30, 2023 and September 30, 2022, and 99,426,526 and 105,293,662 shares outstanding as of June 30, 2023 and September 30, 2022, respectively	11,222	11,222
Preferred stock, no par value, 1,000,000 shares authorized, no shares issued	—	—
Additional paid-in capital	517,259	528,278
Retained earnings	2,655,287	2,473,572
Accumulated other comprehensive loss	(11,305)	(12,072)
Treasury stock, at cost, 12,796,339 shares and 6,929,203 shares as of June 30, 2023 and September 30, 2022, respectively	(464,382)	(235,528)
Total shareholders’ equity	2,708,081	2,765,472
Total liabilities and shareholders' equity	$4,340,816	$4,355,531

News Release
July 26, 2023

HELMERICH & PAYNE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Nine Months Ended June 30,
(in thousands)	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$356,478	$(38,586)
Adjustment for (income) loss from discontinued operations	(870)	106
Income (loss) from continuing operations	355,608	(38,480)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	287,721	304,115
Asset impairment charges	12,097	4,363
Amortization of debt discount and debt issuance costs	931	880
Loss on extinguishment of debt	—	60,083
Provision for credit loss	2,165	1,022
Stock-based compensation	23,884	21,214
Gain on investment securities	(6,123)	(55,684)
Gain on reimbursement of drilling equipment	(37,940)	(21,597)
Other gain on sale of assets	(394)	(2,762)
Deferred income tax expense (benefit)	4,197	(36,614)
Other	3,956	(2,765)
Changes in assets and liabilities	(27,045)	(117,074)
Net cash provided by operating activities from continuing operations	619,057	116,701
Net cash used in operating activities from discontinued operations	(57)	(60)
Net cash provided by operating activities	619,000	116,641

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(281,790)	(174,958)
Other capital expenditures related to assets held-for-sale	—	(18,228)
Purchase of short-term investments	(102,140)	(109,318)
Purchase of long-term investments	(18,813)	(47,210)
Proceeds from sale of short-term investments	148,651	161,766
Proceeds from sale of long-term investments	—	22,042
Proceeds from asset sales	63,048	50,260
Other	—	(7,500)
Net cash used in investing activities	(191,044)	(123,146)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(152,579)	(80,702)
Payments for employee taxes on net settlement of equity awards	(14,410)	(5,515)
Payment of contingent consideration from acquisition of business	(250)	(250)
Payments for early extinguishment of long-term debt	—	(487,148)
Make-whole premium payment	—	(56,421)
Share repurchases	(247,213)	(76,999)
Other	(540)	(587)
Net cash used in financing activities	(414,992)	(707,622)
Net increase (decrease) in cash and cash equivalents and restricted cash	12,964	(714,127)
Cash and cash equivalents and restricted cash, beginning of period	269,009	936,716
Cash and cash equivalents and restricted cash, end of period	$281,973	$222,589

News Release
July 26, 2023

HELMERICH & PAYNE, INC.
SEGMENT REPORTING
	Three Months Ended			Nine Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(in thousands, except operating statistics)	2023	2023	2022	2023	2022
NORTH AMERICA SOLUTIONS
Operating revenues	$641,612	$675,780	$486,004	$1,944,555	$1,235,852
Direct operating expenses	364,688	379,611	318,400	1,111,154	869,365
Depreciation and amortization	87,209	89,070	93,612	266,093	283,050
Research and development	7,254	8,738	6,545	23,051	19,533
Selling, general and administrative expense	12,962	16,212	10,069	43,364	31,781
Asset impairment charges	—	—	—	3,948	1,868
Restructuring charges	—	—	25	—	498
Segment operating income	$169,499	$182,149	$57,353	$496,945	$29,757
Financial Data and Other Operating Statistics1:
Direct margin (Non-GAAP)[2]	$276,924	$296,169	$167,604	$833,401	$366,487
Revenue days[3]	15,075	16,488	15,796	48,142	43,494
Average active rigs[4]	166	183	174	176	159
Number of active rigs at the end of period[5]	153	179	175	153	175
Number of available rigs at the end of period	233	233	236	233	236
Reimbursements of "out-of-pocket" expenses	$82,688	$77,442	$67,218	$239,288	$157,010

INTERNATIONAL SOLUTIONS
Operating revenues	$48,692	$55,890	$29,118	$159,383	$93,699
Direct operating expenses	45,390	47,275	32,364	133,642	81,666
Depreciation	2,171	1,652	1,175	5,215	2,979
Selling, general and administrative expense	2,528	3,008	2,129	8,245	5,908
Asset impairment charges	—	—	—	8,149	2,495
Segment operating income (loss)	$(1,397)	$3,955	$(6,550)	$4,132	$651
Financial Data and Other Operating Statistics[1]:
Direct margin (Non-GAAP)[2]	$3,302	$8,615	$(3,246)	$25,741	$12,033
Revenue days[3]	1,215	1,263	718	3,618	2,010
Average active rigs[4]	13	14	8	13	7
Number of active rigs at the end of period[5]	13	15	9	13	9
Number of available rigs at the end of period	22	22	28	22	28
Reimbursements of "out-of-pocket" expenses	$2,098	$2,789	$699	$7,743	$3,368

OFFSHORE GULF OF MEXICO
Operating revenues	$31,221	$34,979	$32,701	$101,364	$91,162
Direct operating expenses	23,913	25,688	23,922	75,292	65,517
Depreciation	1,873	1,904	2,328	5,671	7,109
Selling, general and administrative expense	730	700	579	2,263	1,920
Segment operating income	$4,705	$6,687	$5,872	$18,138	$16,616
Financial Data and Other Operating Statistics[1]:
Direct margin (Non-GAAP)[2]	$7,308	$9,291	$8,779	$26,072	$25,645
Revenue days[3]	364	360	364	1,092	1,092
Average active rigs[4]	4	4	4	4	4
Number of active rigs at the end of period[5]	4	4	4	4	4
Number of available rigs at the end of period	7	7	7	7	7
Reimbursements of "out-of-pocket" expenses	$7,823	$7,994	$7,219	$23,006	$19,103

(1)These operating metrics and financial data, including average active rigs, are provided to allow investors to analyze the various components of segment financial results in terms of activity, utilization and other key results. Management uses these metrics to analyze historical segment financial results and as the key inputs for forecasting and budgeting segment financial results.
(2)Direct margin, which is considered a non-GAAP metric, is defined as operating revenues less direct operating expenses and is included as a supplemental disclosure because we believe it is useful in assessing and understanding our current operational performance, especially in making comparisons over time. See — Non-GAAP Measurements below for a reconciliation of segment operating income (loss) to direct margin.
(3)Defined as the number of contractual days we recognized revenue for during the period.
(4)Active rigs generate revenue for the Company; accordingly, 'average active rigs' represents the average number of rigs generating revenue during the applicable time period. This metric is calculated by dividing revenue days by total days in the applicable period (i.e. 91 days for the three months ended June 30, 2023 and 2022, 90 days for the three months ended March 31,2023 and 273 days for the nine months ended June 30, 2023 and 2022).
(5)Defined as the number of rigs generating revenue at the applicable end date of the time period.

News Release
July 26, 2023

Segment reconciliation amounts were as follows:

	Three Months Ended June 30, 2023
(in thousands)	North America Solutions	International Solutions	Offshore Gulf of Mexico	Other	Eliminations	Total
Operating revenue	$641,612	$48,692	$31,221	$2,431	$—	$723,956
Intersegment	—	—	—	17,359	(17,359)	—
Total operating revenue	$641,612	$48,692	$31,221	$19,790	$(17,359)	$723,956

Direct operating expenses	$346,791	$44,706	$21,862	$16,708	$—	$430,067
Intersegment	17,897	684	2,051	82	(20,714)	—
Total drilling services & other operating expenses	$364,688	$45,390	$23,913	$16,790	$(20,714)	$430,067

	Nine Months Ended June 30, 2023
(in thousands)	North America Solutions	International Solutions	Offshore Gulf of Mexico	Other	Eliminations	Total
Operating revenue	$1,944,555	$159,383	$101,364	$7,513	$—	$2,212,815
Intersegment	—	—	—	51,423	(51,423)	—
Total operating revenue	$1,944,555	$159,383	$101,364	$58,936	$(51,423)	$2,212,815

Direct operating expenses	$1,064,820	$132,443	$69,379	$42,819	$—	$1,309,461
Intersegment	46,334	1,199	5,913	216	(53,662)	—
Total drilling services & other operating expenses	$1,111,154	$133,642	$75,292	$43,035	$(53,662)	$1,309,461

Segment operating income (loss) for all segments is a non-GAAP financial measure of the Company’s performance, as it excludes gain on sale of assets, corporate selling, general and administrative expenses, corporate restructuring charges, and corporate depreciation. The Company considers segment operating income (loss) to be an important supplemental measure of operating performance for presenting trends in the Company’s core businesses. This measure is used by the Company to facilitate period-to-period comparisons in operating performance of the Company’s reportable segments in the aggregate by eliminating items that affect comparability between periods. The Company believes that segment operating income (loss) is useful to investors because it provides a means to evaluate the operating performance of the segments and the Company on an ongoing basis using criteria that are used by our internal decision makers. Additionally, it highlights operating trends and aids analytical comparisons. However, segment operating income (loss) has limitations and should not be used as an alternative to operating income or loss, a performance measure determined in accordance with GAAP, as it excludes certain costs that may affect the Company’s operating performance in future periods.

News Release
July 26, 2023

The following table reconciles operating income (loss) per the information above to income (loss) from continuing operations before income taxes as reported on the Unaudited Condensed Consolidated Statements of Operations:

	Three Months Ended			Nine Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(in thousands)	2023	2023	2022	2023	2022
Operating income (loss)
North America Solutions	$169,499	$182,149	$57,353	$496,945	$29,757
International Solutions	(1,397)	3,955	(6,550)	4,132	651
Offshore Gulf of Mexico	4,705	6,687	5,872	18,138	16,616
Other	2,104	6,823	1,965	13,604	9,061
Eliminations	4,470	(2,267)	(2,140)	4,513	(5,453)
Segment operating income	$179,381	$197,347	$56,500	$537,332	$50,632
Gain on reimbursement of drilling equipment	10,642	11,574	9,895	37,940	21,597
Other gain (loss) on sale of assets	(4,504)	2,519	3,075	394	2,762
Corporate selling, general and administrative costs, corporate depreciation and corporate restructuring charges	(36,777)	(36,235)	(35,748)	(107,496)	(106,497)
Operating income (loss)	$148,742	$175,205	$33,722	$468,170	$(31,506)
Other income (expense):
Interest and dividend income	10,748	5,055	5,313	20,508	11,301
Interest expense	(4,324)	(4,239)	(4,372)	(12,918)	(14,876)
Gain (loss) on investment securities	(18,538)	39,752	(14,310)	6,123	55,684
Loss on extinguishment of debt	—	—	—	—	(60,083)
Other	(685)	(743)	(1,148)	(2,088)	(2,166)
Total unallocated amounts	(12,799)	39,825	(14,517)	11,625	(10,140)
Income (loss) from continuing operations before income taxes	$135,943	$215,030	$19,205	$479,795	$(41,646)

News Release
July 26, 2023

SUPPLEMENTARY STATISTICAL INFORMATION
Unaudited

U.S. LAND RIG COUNTS & MARKETABLE FLEET STATISTICS

	July 26,	June 30,	March 31,	Q3FY23
	2023	2023	2023	Average
U.S. Land Operations
Term Contract Rigs	93	95	101	99
Spot Contract Rigs	56	58	78	67
Total Contracted Rigs	149	153	179	166
Idle or Other Rigs	84	80	54	67
Total Marketable Fleet	233	233	233	233

H&P GLOBAL FLEET UNDER TERM CONTRACT STATISTICS
Number of Rigs Already Under Long-Term Contracts(*)
(Estimated Quarterly Average — as of 6/30/23)

	Q4	Q1	Q2	Q3	Q4	Q1	Q2
Segment	FY23	FY24	FY24	FY24	FY24	FY25	FY25
U.S. Land Operations	90.7	78.3	44.7	39.7	28.3	13.2	6.4
International Land Operations	8.7	8.0	6.0	5.7	3.6	3.0	2.4
Offshore Operations	—	—	—	—	—	—
Total	99.4	86.3	50.7	45.4	31.9	16.2	8.8
(*) All of the above rig contracts have original terms equal to or in excess of six months and include provisions for early termination fees.

News Release
July 26, 2023

NON-GAAP MEASUREMENTS

NON-GAAP RECONCILIATION OF SELECT ITEMS AND ADJUSTED NET INCOME(**)

	Three Months Ended June 30, 2023
(in thousands, except per share data)	Pretax	Tax	Net	EPS
Net income (GAAP basis)			$95,293	$0.93
(-) Fair market adjustment to equity investments	$(18,548)	$(4,419)	$(14,129)	$(0.14)
(-) Loss related to the sale of rigs and related equipment	$(6,025)	$(1,555)	$(4,470)	$(0.04)
(-) Change in the fair value of contingent liabilities	$(4,050)	$(1,045)	$(3,005)	$(0.03)
(-) Change in estimates of certain liabilities	$6,396	$1,650	$4,746	$0.05
Adjusted net income			$112,151	$1.09

	Three Months Ended March 31, 2023
(in thousands, except per share data)	Pretax	Tax	Net	EPS
Net income (GAAP basis)			$164,040	$1.55
(-) Fair market adjustment to equity investments	$39,583	$9,755	$29,828	$0.29
Adjusted net income			$134,212	$1.26

(**)The Company believes identifying and excluding select items is useful in assessing and understanding current operational performance, especially in making comparisons over time involving previous and subsequent periods and/or forecasting future period results. Select items are excluded as they are deemed to be outside of the Company's core business operations.

News Release
July 26, 2023

NON-GAAP RECONCILIATION OF DIRECT MARGIN
Direct margin is considered a non-GAAP metric. We define "direct margin" as operating revenues less direct operating expenses. Direct margin is included as a supplemental disclosure because we believe it is useful in assessing and understanding our current operational performance, especially in making comparisons over time. Direct margin is not a substitute for financial measures prepared in accordance with GAAP and should therefore be considered only as supplemental to such GAAP financial measures.
The following table reconciles direct margin to segment operating income (loss), which we believe is the financial measure calculated and presented in accordance with GAAP that is most directly comparable to direct margin.
.

	Three Months Ended June 30, 2023
(in thousands)	North America Solutions	International Solutions	Offshore Gulf of Mexico
Segment operating income (loss)	$169,499	$(1,397)	$4,705
Add back:
Depreciation and amortization	87,209	2,171	1,873
Research and development	7,254	—	—
Selling, general and administrative expense	12,962	2,528	730
Direct margin (Non-GAAP)	$276,924	$3,302	$7,308

	Three Months Ended March 31, 2023
(in thousands)	North America Solutions	International Solutions	Offshore Gulf of Mexico
Segment operating income	$182,149	$3,955	$6,687
Add back:
Depreciation and amortization	89,070	1,652	1,904
Research and development	8,738	—	—
Selling, general and administrative expense	16,212	3,008	700
Direct margin (Non-GAAP)	$296,169	$8,615	$9,291

	Three Months Ended June 30, 2022
(in thousands)	North America Solutions	International Solutions	Offshore Gulf of Mexico
Segment operating income (loss)	$57,353	$(6,550)	$5,872
Add back:
Depreciation and amortization	93,612	1,175	2,328
Research and development	6,545	—	—
Selling, general and administrative expense	10,069	2,129	579
Restructuring charges	25	—	—
Direct margin (Non-GAAP)	$167,604	$(3,246)	$8,779

News Release
July 26, 2023

	Nine Months Ended June 30, 2023
(in thousands)	North America Solutions	International Solutions	Offshore Gulf of Mexico
Segment operating income	$496,945	$4,132	$18,138
Add back:
Depreciation and amortization	266,093	5,215	5,671
Research and development	23,051	—	—
Selling, general and administrative expense	43,364	8,245	2,263
Asset impairment charges	3,948	8,149	—
Direct margin (Non-GAAP)	$833,401	$25,741	$26,072

	Nine Months Ended June 30, 2022
(in thousands)	North America Solutions	International Solutions	Offshore Gulf of Mexico
Segment operating income	$29,757	$651	$16,616
Add back:
Depreciation and amortization	283,050	2,979	7,109
Research and development	19,533	—	—
Selling, general and administrative expense	31,781	5,908	1,920
Asset impairment charges	1,868	2,495	—
Restructuring charges	498	—	—
Direct margin (Non-GAAP)	$366,487	$12,033	$25,645